Exhibit (a)

AGREEMENT AND DECLARATION OF TRUST

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

THIS AGREEMENT AND DECLARATION OF TRUST of Eaton Vance Floating-Rate Opportunities Fund (the “Trust”) is made in Boston, Massachusetts this 10th day of March, 2023 for the purpose of organizing a Massachusetts business trust pursuant to Chapter 182 of the Massachusetts General Laws.

The undersigned hereby certifies as follows:

1.	Name. The name of the Trust is Eaton Vance Floating-Rate Opportunities Fund.

2.	Address. The Trust’s principal place of business is Two International Place, Boston, Massachusetts 02110.

3.

Management of the Trust. The business and affairs of the Trust shall be managed by the persons who have signed this Declaration (the “Trustees”), so long as they shall continue in office, and all other persons who now serve or may from time to time be duly elected or appointed, qualified, and serving as Trustees, and they shall have all powers and authority necessary, appropriate, or desirable to perform that function.

4.

Beneficial Interest. The beneficial interest of the Trust (or of any Class or Series) shall be divided into equal proportionate transferable units of interest (“Shares”) from time to time. The number of Shares authorized shall be unlimited.

5.

Class. “Class” or “Class of Shares” refers to the division of Shares into two or more Classes. The Trustees may, without Shareholder approval, divide the Shares of the Trust into two or more Classes, with Shares of each such Class having such preferences and special or relative rights and privileges (including conversion rights, if any) as the Trustees may determine and as shall be set forth herein and/or in any Plan adopted by the Trust pursuant to Rule 18f-3 under the 1940 Act.

6.

Merger, Consolidation, or Sale of Assets of the Trust. The Trust may merge or consolidate with any other corporation, association, trust, or other organization or may sell, lease, or exchange all or substantially all of its property, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Trustees.

7.

Limitation of Liability. The Trustees shall not be responsible or liable in any event for any neglect or wrong-doing of any officer, agent, employee, manager or principal underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee, but nothing herein contained shall protect any Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. Every note, bond, contract, instrument, certificate, or undertaking and every other act or thing whatsoever issued, executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been issued, executed or done only in or with respect to their or his capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

8.

Amendment. A majority of the Trustees shall have the power to amend this Declaration of Trust, at any time and from time to time, in such manner as a majority of the Trustees may determine in their sole discretion, without the need for shareholder action.

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IN WITNESS WHEREOF, the undersigned, being all of the current Trustees of the Trust, have executed this instrument this 10th day of March, 2023.

/s/ Eric A. Stein	/s/ James F. Kirchner
Eric A. Stein, as Trustee	James F. Kirchner, as Trustee
and not Individually	and not Individually

The addresses of all the Trustees of the Trust are as follows:

Two International Place

Boston, Massachusetts 02110